Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

January 3, 2013

Cymer, Inc.,

17075 Thornmint Court,

San Diego, California 92127.

Ladies and Gentlemen:

We have acted as counsel to Cymer, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by ASML Holding N.V., a Netherlands public limited liability company (naamloze vennootschap) (“Parent”) of 37,829,005 ordinary shares, nominal value EUR 0.09 per share of Parent (“Parent Ordinary Shares”), to be issued to holders of common stock of the Company, par value $0.001 per share (“Company Common Stock”), pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of October 16, 2012, by and among (i) Parent, (ii) solely for purposes of Article II, Article IV, Article VI and Article X of the Agreement, ASML US Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Holdco”), and Kona Technologies, LLC, a Nevada limited liability company and a wholly owned Subsidiary of Holdco (“Merger Sub 2”), (iii) Kona Acquisition Company, Inc. a Nevada corporation and a wholly owned Subsidiary of Holdco (“Merger Sub”), and (iv) the Company, in which Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the “First Step Merger”), and then the Company will be merged with and into the Merger Sub 2, where Merger Sub 2 will be the surviving limited liability company and a direct wholly owned Subsidiary of Holdco (the “Second Step Merger,” and, together with the First Step Merger, the “Merger”).

For purposes of this opinion, we have examined and relied upon the registration statement filed by Parent on or about the date hereof on Form F-4 (File No. 333-85120) (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; the Agreement; the letters to us from Company and Parent dated January 3, 2013 (the “Letters”), which we assume are and will continue to be correct without regard to any qualification as to knowledge intention or belief; and any other documents as we have deemed necessary or appropriate, and we have assumed with your consent the following:

(1) the representations contained in the Registration Statement, the Agreement, the Letters and any other documents we reviewed will be true, correct and complete as of the effective time of the Merger;

(2) any and all obligations imposed by the Registration Statement, the Agreement and any other documents we reviewed have been or will be performed or satisfied in accordance with their terms; and

(3) the Merger, at its respective effective time, will be consummated pursuant to and in accordance with the terms of the Agreement and in the manner described in the Registration Statement.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law, that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, with the U.S. federal income tax consequences to the holders of Company Common Stock as described under the section of the Registration Statement entitled “Certain U.S. Federal Income Tax Consequences of the Merger.”

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws, or the ownership of the Parent Ordinary Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP